Exhibit 10.9

ASSIGNMENT OF EXPLOITATION RIGHTS

This Agreement dated 3 November 2004, in Madrid,

BY AND BETWEEN

Ms María Jesús Matilla Quiza, Vice Rector of Research, Universidad Autónoma de Madrid (“UAM”), acting for and on behalf of UAM, with address at calle Einstein 13 2ª pta Pabellón C 28049 Madrid, by virtue of the powers in which she is vested by delegation of the powers of the Rector under the decision dated 4 June 2002 (published in BOCM, the Madrid regional government gazette, No 164, 12 July 2002);

And Ms Cristina Garmendia Mendizábal, of legal age, bearing identity card ##,###,###-#, as chair and chief executive officer, acting for and on behalf of the company CELLERIX, S.L. (“CELLERIX”, or “the Company”), having tax code B-84008986 and having its registered office at Parque Tecnológico de Madrid, calle Marconi 1, Tres Cantos, Madird, incorporated before the Madrid notary Mr Jaime Recarte Casanova on 24 May 2004, under protocol number two thousand and fifty-seven.

The parties recognise one another’s adequate legal capacity and sufficient powers to execute these presents, and declare as follows:

WHEREAS

ONE.- UAM and the Company are co-owners of Spanish invention patent 200402355, titled Identificación y aislamiento de células multipotentes de tejido mesenquimal no osteocondral [“Identification and isolation of multipotent cells from non-osteochondral mesenchymal tissue”], applied for on 4 October 2004 from the Oficina Española de Patentes y Marcas (the Spanish patent and trademark office), and Spanish invention patent 200402083, titled Biomaterial para sutura [“Biomaterial for suture”], applied for on 25 August 2004 from the Spanish patent and trademark office, and of any future inventions arising out of the patents licensed under this Agreement and all their international extensions, divisional patents, continuations or continuations in part and further new patents (“the PATENTS”).

TWO.-  UAM and CELLERIX are each the co-holder and owner of 50% of the PATENTS.

THREE.- The Company wishes to obtain UAM’s rights of exploitation in the PATENTS and UAM’s power to grant licences to third parties.

FOUR.- UAM wishes to assign the above rights.

Now, therefore, the parties wish to formalise this Agreement under and subject to the following

CLAUSES

ONE.- SUBJECT-MATTER

The subject-matter of this Agreement is:

•                  the assignment by UAM to CELLERIX, exclusively, of all UAM’s rights of exploitation as co-owner of the PATENTS; and

•                  the recognition of CELLERIX’s power to licence and sub-licence the PATENTS to third parties upon notice to UAM 15 days prior to the execution of the respective contract of CELLERIX’s decision to grant such licence or sub-licence.

TWO.- TERRITORIAL SCOPE

The geographical area for which this assignment of rights is effected shall be the geographical area covered by the PATENTS.

THREE.- DURATION

This Agreement shall be effective upon its execution. The duration of this Agreement shall be the legal life of the PATENTS and their international extensions.

FOUR.- INDUSTRIAL PROPERTY RIGHTS

The Company and UAM shall acquire co-ownership of all industrial property rights arising out of the development and exploitation of the PATENTS hereunder. However, the following rights shall be deemed assigned exclusively by UAM to CELLERIX:

•                  all exploitation rights that would vest in UAM as co-owner of such inventions; and

•                  the power to licence and sub-licence such inventions to third parties, without need of UAM’s authority or consent. However, the Company shall, 15 days prior to the execution of the respective contract, advise UAM of its decision to grant any such licence or sub-licence.

Cellerix shall be responsible for all procedures required to apply for, register and keep in effect any patents to which such inventions may give rise, and shall bear any costs such procedures entail.

So that the Company may conclude all steps required to maintain the patents before the various industrial property offices of the inter-governmental organisations or states with which the patents may be registered or to whom registration may be applied for, UAM shall provide the Company and its official industrial property agents or authorised patent representatives with the necessary assistance for each procedure.

FIVE.- PRICE TERMS

5.1.- PAYMENT FOR DIRECT EXPLOITATION OF THE PATENTS

The Company shall pay to UAM, as consideration for the exclusive assignment of all exploitation rights in the PATENTS, a fee of three percent (3%) of any net earnings obtained by CELLERIX from direct exploitation thereof.

For the purposes of this clause, “net earnings” shall mean the result of subtracting from the revenue made from direct commercial exploitation of the PATENTS by the Company (as a PRODUCT and/or as a SERVICE) the costs directly associated with the commercial viability and exploitation thereof and applicable taxes, such as VAT.  This computation therefore excludes any revenue CELLERIX receives from indirect exploitation of the PATENTS through third-party licensees or sub-licensees.

5.2.- PAYMENT FOR INDIRECT EXPLOITATION OF THE PATENTS THROUGH THIRD-PARTY LICENSEES AND SUB-LICENSEES

In respect of revenues received from exploitation of the PATENTS not directly but through any third-party licensee or sub-licensee appointed by CELLERIX, CELLERIX shall pay to UAM:

•                  10% of net earnings received in that respect during the first year of effect of this Agreement, counting from the execution date hereof;

•                  8% of net earnings received in that respect during the second year of effect of this Agreement, counting from the execution date hereof;

•                  6% of net earnings received in that respect during the third year of effect of this Agreement, counting from the execution date hereof;

•                  4% of net earnings received in that respect during the fourth year of effect of this Agreement, counting from the execution date hereof; and

•                  3% of net earnings received in that respect during the fifth and subsequent years of effect of this Agreement, counting from the execution date hereof.

For the purposes of this clause, “net earnings” shall mean the result of subtracting from the revenue made from indirect commercial exploitation of the PATENTS by the licensees and sub-licensees (as a PRODUCT and/or as a SERVICE) the costs directly associated with the commercial viability and exploitation thereof and applicable taxes, such as VAT. This computation therefore excludes any revenue CELLERIX receives from direct exploitation of the PATENTS.

Payment of amounts due to UAM shall be made no later than thirty (30) calendar days from the date of issue of the relevant annual lists furnished by the Company to UAM, against presentation of an appropriate invoice.

Payments stipulated in this Agreement shall be paid into account #### #### ## ########## held with #### ###### in the name of the Fundación General de la Universidad Autónoma de Madrid, the entity to which UAM entrusts the management of projects of this nature.

SIX.- MAINTENANCE OF PATENTS

Throughout the duration of this Agreement, the Company shall pay all outstanding and future costs required to maintain in effect the PATENTS and/or their extensions.

SEVEN.- LIABILITY FOR EXPLOITATION

The Company shall be liable to third parties for all risks arising from the manufacture, exploitation and commercialisation of the PATENTS. Therefore, UAM shall be held harmless against any liability or claim that may arise from the industrial development of the PATENTS.

EIGHT.- SUBROGATION

The Company may not assign this Agreement or transfer it by subrogation without the prior written consent of UAM.

NINE.- BREACH

Breach by either party of any of the obligations undertaken by virtue of this Agreement shall entitle the other party to terminate the Agreement.

TEN.- TERMINATION

The parties may, by mutual agreement, terminate or amend this Agreement at any time.

ELEVEN.- JURISDICTION

This Agreement is governed by private law. The parties undertake to resolve amicably any dispute that may arise out of the interpretation or enforcement hereof. If no amicable solution is feasible and court litigation ensues, the parties expressly waive any other venue to which they may be entitled and agree to submit to the jurisdiction of the courts of Madrid.

TWELVE.- NOTICES

For the purposes of any notice relating to this Agreement, UAM’s contact person shall be Mr Antonio Verde Cordero, OTRI/FGUAM Director, with address at C/Einstein 13 2ª pta Pabellón C 28049 Madrid. Tel.: 914978631; Fax: 914978637; email: averde.fguam@uam.es. For the Company, the contact person shall be Mr Jorge Alemany Herrera, executive director of CELLERIX, with address at C/Marconi 1, Parque Tecnológico de Madrid (PTM), Tres Cantos 28760, Madrid, Spain.

THIRTEEN.- OTHER FORMALITIES

This document may be notarised, on request by either party, at that party’s expense, or when current laws and regulation so require.

In witness whereof, the parties execute this Agreement in duplicate originals, which together constitute one agreement, at the place and on the date first above written.

FOR UAM	FOR THE COMPANY

/s/ María Jesús Matilla Quiza	/s/ Cristina Garmendia Mendizábal

Ms María Jesús Matilla Quiza	Ms Cristina Garmendia Mendizábal